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                                                                       EXHIBIT 5

                         [LATHAM & WATKINS LETTERHEAD]

                                 March 13, 1998

Quantum Direct Corporation
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

     Re: Registration Statement on Form S-4; Maximum of 57,994,612 shares of
         Common Stock, par value $.01 per share ("Common Stock"), 81,250 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Preferred Stock") and 1,625,000 shares of Common Stock issuable upon conversion of the Preferred Stock.

Ladies and Gentlemen:

     In connection with the registration by Quantum Direct Corporation, a Delaware corporation (the "Company"), of a maximum of 57,994,612 shares of Common Stock and 81,250 shares of Preferred Stock (collectively, the "Shares") and 1,625,000 shares of Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on March 13, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that (i) the Shares to be issued in connection with the merger of Victory Acquisition Corp. with and into ValueVision International, Inc. (the "ValueVision Merger") and the merger of Liberty Acquisition Corp. with and into National Media Corporation (the "National Media Merger") have been duly authorized, and, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the ValueVision Merger, the effectiveness of the National Media Merger under the laws of the State of Minnesota and the issuance and delivery of the Shares in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, and (ii) the Conversion Shares have been duly reserved and authorized, and, upon issuance and delivery thereof in the manner contemplated by the Registration Statement and the Certificate of Designation of Series B Convertible Preferred Stock of the Company will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus included therein.

                                          Very truly yours,

                                          LATHAM & WATKINS